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                                                                     EXHIBIT 3.1



                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              PRESIDION CORPORATION

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         The undersigned Officer of PRESIDION CORPORATION, under the Florida
Business Corporation Act, adopts the following Restated Articles of
Incorporation:

                                ARTICLE I - NAME

         The name of the corporation is PRESIDION CORPORATION.

                   ARTICLE II -- NATURE OF BUSINESS AND POWERS

         The general nature of business to be transacted by this Corporation is to engage in any and all businesses permitted under the laws of the State of Florida.

                          ARTICLE III -- CAPITAL STOCK

         The number of shares that the Corporation is authorized to issue shall be Four Hundred Million (400,000,000) shares of Common Stock having a par value of $.0000303 per share, and Fifty Million (50,000,000) shares of Preferred Stock having a par value of $.001 per share. The designations, preferences, limitations and relative rights of the Preferred Stock shall be as determined from time to time by resolution duly adopted by the Board of Directors, including the ability to designate different series of preferred stock, with each series possibly containing different preferences, limitations and relative rights from any other series of preferred stock.

                         ARTICLE IV -- PRINCIPAL OFFICE

         The principal office and mailing address of this Corporation shall be 755 W. Big Beaver Road, Suite 1700, Troy, Michigan 48084.

                         ARTICLE V -- TERM OF EXISTENCE

         The Corporation shall have perpetual existence.


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              ARTICLE VI -- REGISTERED AGENT AND REGISTERED OFFICE

         The Registered Agent and the street address of the Registered Office of this Corporation in the State of Florida shall be Nationscorp Registered Agents at 526 E. Park Avenue, Tallahassee, FL 32304. The Board of Directors from time to time may move the Registered Office to any other address in the State of Florida.

                        ARTICLE VII -- BOARD OF DIRECTORS

         The Corporation shall have one director initially. The number of directors may be increased or diminished from time to time by Bylaws adopted by the stockholders, but shall never be less than one.

                        ARTICLE VIII -- INITIAL DIRECTORS

         The name of the initial director of this Corporation and street address was Robert A. Younker, 22 South Tuttle Avenue, Suite 4, Sarasota, FL 34237. The person named as the initial director held office for the first year of existence of this Corporation until a successor was elected or appointed and qualified.

                           ARTICLE IX -- INCORPORATOR

         The name and street address of the person who signed the original Articles of Incorporation was Thomas M. Fitzgibbons, Esq., 22 South Tuttle Avenue, Suite 4, Sarasota, FL 34237.

                              ARTICLE X - AMENDMENT

         These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the stockholders and approved at a stockholders' meeting by at least a majority of the stock entitled to vote, unless all of the directors and all of the stockholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

         IN WITNESS WHEREOF, the undersigned has executed these Restated Articles of Incorporation this 26th day of March, 2004.


                                                  /S/ Craig A. Vanderburg
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                                                  Signature


                                                  Craig A. Vanderburg, President
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